Exhibit 99.1
October 30, 2007
Special Committee of the Board of Directors
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
Gentlemen:
We are very impressed with the management, business and opportunities of Affiliated Computer Services, Inc. (the “Company”) and continue to believe that the Company represents an attractive investment opportunity. We regret that we must withdraw our offer to acquire the Company due to the continuation of poor conditions in the debt financing markets.
We are very focused on our ability to complete transactions that we initiate. From March 20, 2007, the date of our first offer letter, to the date hereof, Cerberus Capital Management, L.P. (“Cerberus”) and its affiliated funds have completed a significant number of transactions, including our acquisition of Chrysler LLC. We believe that our proposal was in the best interests of the Company’s shareholders and that, had our proposal been put to a shareholder vote, it would have received approval by an overwhelming majority of the Company’s unaffiliated shareholders. Had the Special Committee engaged with Cerberus and Mr. Darwin Deason on the schedule we proposed in our offer letter, we are confident that our acquisition of the Company would have been approved and closed, and unaffliated shareholders would have been paid a substantial premium for their shares, some months ago. If market conditions change, we may consider proposing another transaction with the Company.
Very truly yours,
CERBERUS CAPITAL MANAGEMENT, L.P.

By:	W. Brett Ingersoll
	Name:	W. Brett Ingersoll
	Title:	Managing Director

Copies to:
Darwin Deason
8181 Douglas Avenue, Suite 1000
Dallas, Texas 75225
Ben Druskin
Citigroup Global Markets Inc.

388 Greenwich Street
New York, NY 10013
James C. Woolery
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019